77C Matters submitted to a vote of security holders

Liberty Global Young Investor Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Global Young Investor Fund (Fund) was held to approve the following items, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 187,245.274 outstanding shares of beneficial interest. The votes cast at the Meeting were as follows:

(b)   Not applicable

(c)(1) To approve a new Investment Advisory Agreement

       For:          175,301.587        shares of beneficial interest being a
                                        majority of the shares represented
                                        at the Meeting
      Against:            0.000         shares of beneficial interest
      Abstain:          224.820         shares of beneficial interest

(c)(2) To approve a new Sub-Advisory Agreement

         For:              175,301.587   shares of beneficial interest being a
                                         majority of the shares represented
                                         at the Meeting
      Against:                  0.000    shares of beneficial interest
      Abstain:                224.820    shares of beneficial interest


 (d) not applicable

(proxy statement incorporated herein by reference to Accession number 0000950135-01-502257)

77Q1(A) Exhibits - Accountants Report on Internal Control

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862

To the Shareholders and Trustees of Liberty Funds Trust V

In planning and performing our audit of the financial statements of Liberty Global Young Investor Fund (the "Fund") for the period ended September 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2001.

This report is intended solely for the information and use of management and the Trustees of Liberty Funds Trust V and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, MA
November 1, 2001